Exhibit 23.4

CONSENT OF INDEPENDENT VALUATION ADVISOR

We hereby consent to the reference to our name and the description of our role under the headings “Net Asset Value Calculation and Valuation Guidelines—Our Independent Valuation Advisor” and “Net Asset Value Calculation and Valuation Guidelines—Valuation of Properties” in the Registration Statement on Form S-11 of RREEF America Property Income Trust, Inc. to be filed on the date hereof, and the prospectus included therein.

/s/ ALTUS GROUP U.S. INC.
Altus Group U.S. Inc.
New York, New York

March 26, 2012